AIGLIFE
     AIG Life  Insurance  Company
     600 King Street
     Wilmington, Delaware 19801
     A capital stock company

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      Joint & Last Survivor Flexible Premium Variable Life Insurance Policy

We agree to pay the Life Insurance Proceeds of this Policy upon the death of the Last Surviving Insured, and to provide other benefits and rights in accordance with the provisions of this Policy.

This is a joint and last survivor flexible premium variable life insurance policy. You can, within limits:

o    increase or decrease the Face Amount;

o    pay Premium at any time and in any amount;

o    change the Death Benefit Option;

o    change the allocation of Net Premiums among Your investment options;  and

o    transfer amounts among Your investment options.

All of these rights and benefits are subject to the terms and conditions of this Policy. All requests for Policy changes are subject to Our approval and may require evidence of insurability.

The portion of Your Account Value that is in a Subaccount will vary up or down depending on the unit value of such Subaccount, which in turn depends on the investment performance of the corresponding portfolio of a designated investment company. There are no minimum guarantees as to such portion of Your Account Value.

The portion of Your Account Value that is in the Guaranteed Account will accumulate, after deductions, at rates of interest We determine. Such rates will not be less than an effective rate of 4% per year, compounded annually.

The amount of the Death Benefit may be level or variable as described in the Death Benefit provision of THE BENEFITS WE PAY section on page 7 of this Policy.

Please Read This Policy With Care. This Policy is a legal contract between You and Us. This is a non-participating policy. It does not participate in Our profits or surplus. No dividends are payable.

Right To Examine And Cancel This Policy. You may examine this Policy and if for any reason You are not satisfied with it You may cancel it by returning this Policy with a Written Notice for cancellation to Our Administrative Office, or to the agent who sold it, no later than 10 days after You receive it. If You do this, We will refund the Premiums that were paid on this Policy.

        NO BENEFIT IS PAYABLE UNDER THIS POLICY ON THE DEATH OF THE FIRST
              INSURED TO DIE, EXCEPT AS MAY BE PROVIDED BY A RIDER.
         HOWEVER, YOU MUST PROMPTLY NOTIFY US OF THE DEATH OF THE FIRST
         INSURED TO DIE, AND YOU MUST PROVIDE AN AUTHORIZATION TO ALLOW US TO OBTAIN AND DISCLOSE INFORMATION CONCERNING SUCH FIRST DEATH.





    /s/ Elizabeth M. Tuck                          /s/ Gerald Wyndorf
           Secretary                                     President

         INDEX

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         Sections                                                         Page
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        Policy Information ................................................3
        Definitions .......................................................4
        Owner And Beneficiary Provisions ..................................6
        The Benefits We Pay ...............................................7
        Automatic Face Amount Increase Option .............................7
        Changing The Face Amount Or The Death Benefit Option ..............8
        The Premiums You Pay ..............................................9
        Your Account Value And How It Works ..............................10
        Your Investment Options ..........................................11
        Your Account Value ...............................................12
        The Cash Surrender Value Of This Policy ..........................13
        How A Loan Can Be Made ...........................................15
        The Separate Account .............................................16
        Our Annual Report To You .........................................16
        How Benefits Are Paid ............................................17
        Other Important Information ......................................17

         A copy of the application for this Policy and any additional benefit riders are at the back of this Policy.

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         Important Terms and Provisions                 Page                                                    Page
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        Account Value ............................4, 10, 12     Money Market Subaccount ...........................3A
        Age ..............................................4     Monthly Anniversary ................................4
        Allocation Date ..................................4     Monthly Deduction .................................10
        Allocations ....................................11      Net Cash Surrender Value .......................4, 13
        Annual Report ...................................16     Net Premium ....................................4, 10
        Assignment .......................................6     No Lapse ...........................................9
        Attained Age .....................................4     No Lapse Period .................................3, 9
        Automatic Increase Option ........................7     Outstanding Loan ...................................4
        Basis Of Computation ............................18     Owner ........................................3, 4, 6
        Beneficiary ...................................4, 6     Partial Withdrawal ................................14
        Cash Surrender Value .........................4, 13     Partial Withdrawal Limits..........................3A
        Changes In Policy Cost Factors ..................17     Planned Periodic Premium ........................3, 4
        Changing The Death Benefit Option ................8     Policy Changes - Applicable Tax Law ...............17
        Changing The Face Amount .........................8     Policy Date......................................3, 5
        Contesting This Policy ..........................17     Policy Loan .......................................15
        Contract ........................................17     Policy Loan Limits ................................3A
        Cost Of Insurance ...............................10     Policy Split Option................................19
        Cost Of Insurance Rate ..........................10     Premium ......................................3, 4, 9
        Death Benefit.....................................7     Reinstatement ......................................9
        Expense Charges ..............................3, 10     Right To Exchange .................................20
        Face Amount ...................................3, 4     Subaccount Value ..................................12
        Grace Period ..................................4, 9     Suicide ...........................................18
        Guaranteed Account Value .....................4, 13     Surrender Charge ..................................14
        Guaranteed Interest Rates ........................3     Table Of Face Amounts .............................3D
        How, When And What We May Defer .................18     Table Of Guaranteed Maximum Cost Of
        Initial Premium ...............................3, 9        Insurance Rates ................................3B
        Insureds ......................................3, 4     Table Of Maximum Surrender Charges ................3A
        Issue Date ....................................3, 4     Table Of Minimum Death Benefit Factors ............3C
        Lapse ............................................9     Tax Qualification Option ........................3, 5
        Life Insurance Proceeds .......................4, 7     Transfers .........................................11
        Minimum Premium ...............................3, 4     Transfer limits ...................................3A
        Misstatement Of Age Or Sex ......................18     Written Notice .....................................5


DEFINITIONS

Account Value.  The total amounts in the accounts credited to this Policy.

Administrative Office. AIG Life Insurance Company, P.O. Box 8718, Wilmington, DE 19801.

Age.  Each Insured's age nearest birthday on the Policy Date.

Allocation Date. The first business day following the completion of the Right To Examine and Cancel This Policy period.

Attained Age. Each Insured's Age on the Policy Date plus the number of full Policy Years since the Policy Date.

Beneficiary. The person(s) who is(are) entitled to the Life Insurance Proceeds of this Policy.

Cash Surrender Value. The Account Value less any applicable surrender charge that would be deducted upon surrender.

Face Amount. The amount of insurance You have specified and from which the Death Benefit will be determined. The Initial Face Amount is shown in the POLICY INFORMATION section.

Grace Period. The period of time following a Monthly Anniversary during which this Policy will continue in force while the Net Cash Surrender Value is not sufficient to cover the total monthly deduction then due.

Guaranteed Account. An account within Our general account which consists of all of Our assets other than the assets of the Separate Account and any of Our other separate accounts.

Insured(s).  The person(s) who have life insurance coverage under this Policy.

Issue Date. The date this Policy is issued. It may be a later date than the Policy Date.

Last Surviving Insured. The remaining Insured after the death of one of the two Insureds covered under this Policy on the Policy Date.

Life Insurance Proceeds. The amount of money payable to the Beneficiary if the Last Surviving Insured dies while life insurance coverage under this Policy is in force.

Minimum Premium. The amount of Premium, shown in the POLICY INFORMATION section, which is used, as described in the No Lapse provision, to test the continuation of this Policy during the No Lapse Period.

Monthly Anniversary. The same day as the Policy Date for each succeeding month, except that, for any month not having such a day, it is the last day of that month.

Net Cash Surrender Value.  The Cash Surrender Value less any Outstanding Loan.

Net Premium.  A Premium less any expense charges deducted from the Premium.

Outstanding Loan. The total amount of Policy Loans including both principal and accrued loan interest.

Owner, You, Your. The person(s) who purchased this Policy as shown in the application, unless later changed. The Owner may be someone other than an Insured.

Planned Periodic Premium. The amount of Premium You have selected to pay at the frequency shown in the POLICY INFORMATION section.

Policy. This joint and last survivor flexible premium variable life insurance contract between AIG Life Insurance Company and You.

Policy Anniversary.  An anniversary of the Policy Date.

Policy Date. The date as of which We have received the Initial Premium and an application in good order. If a Policy is issued, life insurance coverage is effective as of the Policy Date.

Policy Loan Account. The portion of the Account Value held in the Guaranteed Account as collateral for Policy Loans.

Policy Month. The month commencing with the Policy Date and ending on the day before the first Monthly Anniversary, or any following month commencing with a Monthly Anniversary and ending on the day before the next Monthly Anniversary.

Policy Year. The year commencing with the Policy Date and ending on the day before the first Policy Anniversary, or any following year commencing with a Policy Anniversary and ending on the day before the next Policy Anniversary.

Premium. The total consideration paid by You in exchange for Our obligations under this Policy. The Initial Premium is due on or before delivery of this Policy.

Separate Account. Variable Account II, a separate investment account of AIG Life Insurance Company.

Subaccount. A division of the Separate Account established to invest in a particular portfolio and available for investment under this Policy.

Tax Qualification Option. The option shown in the POLICY INFORMATION section which determines the manner in which this Policy will qualify as a life insurance contract as defined in Section 7702 of the Internal Revenue Code of 1986, as amended (`the Code'). It will be designated as either the Guideline Premium/Cash Value Corridor Test, or the Cash Value Accumulation Test.

Valuation Date.  Each day the New York Stock Exchange is open for trading.

Valuation Period. A period commencing with the close of trading on the New York Stock Exchange on any particular Valuation Date and ending at the close of trading on the New York Stock Exchange for the next succeeding Valuation Date.

We, Our, Us.  AIG Life Insurance Company.

Written Notice. Information given in written form satisfactory to Us and signed by You.

OWNER AND BENEFICIARY PROVISIONS

Owner. Unless otherwise stated in the application, or later changed, the Insureds are joint Owners of this Policy. If there is more than one Owner, then all Owners must agree to any change in this Policy.

The Owner(s) is(are) entitled to exercise all the rights of this Policy while one or both Insureds are living. To exercise a right, there is no need for the consent of anyone who has only a conditional or future ownership interest in this Policy.

Unless otherwise provided, if a joint Owner dies, ownership remains with any surviving joint Owner(s). Unless otherwise provided, when the Owner, or the last surviving joint Owner dies, ownership passes to that person's estate.

Beneficiary. The Beneficiary is the person(s) who is(are) entitled to the Life Insurance Proceeds of this Policy. The Beneficiary is as stated in the application, unless later changed. One or more beneficiaries for the Life Insurance Proceeds can be named in the application. If more than one beneficiary is named, each can be classed as primary or contingent. If two or more persons are named in a class, their shares in the benefit can be stated. The stated shares in the Life Insurance Proceeds will be paid to any primary beneficiaries who are alive upon the date of death of the Last Surviving Insured. If no primary beneficiaries so survive, payment will be made to any surviving contingent beneficiaries. Beneficiaries who survive in the same class will share the Life Insurance Proceeds equally, unless You have made another arrangement with Us.

If there is no designated Beneficiary living at the death of the Last Surviving Insured, We will pay the Life Insurance Proceeds to the Owner, if living, otherwise to the Owner's estate.

Changing The Owner Or Beneficiary. While either Insured is living, You may send Us a Written Notice to change the Owner or Beneficiary. (You can get such a form from Our agent or by writing to Us at Our Administrative Office.) The change will take effect on the date You sign the notice, but it will not apply to any payment We make or other action We take before We receive the notice. If You change the Beneficiary, any previous arrangement You made as to a payment option for benefits is canceled. You may choose a payment option for the new Beneficiary as described in the HOW BENEFITS ARE PAID section.

Assignment. You may assign this Policy, if We agree. In any event, We will not be bound by an assignment unless We have received it in writing at Our Administrative Office. Your rights and those of any other person referred to in this Policy will be subject to the assignment. We assume no responsibility for the validity of an assignment.

THE BENEFITS WE PAY

Life Insurance Proceeds. We will pay the Life Insurance Proceeds of this Policy to the Beneficiary when We receive at Our Administrative Office (1) proof satisfactory to Us that the Last Surviving Insured has died while this Policy was in force; and (2) all other requirements We deem necessary before such payment may be made. The Life Insurance Proceeds includes the following amounts, which We will determine as of the date of the Last Surviving Insured's death:

o    the Death Benefit described below; plus

o    any other benefits then due from riders to this Policy; minus

o    any Outstanding Loan; minus

o    any overdue monthly deductions from Your Account Value if the Last

Surviving Insured dies during a Grace Period.

We will add interest to the resulting amount for the period from the date of death to the date of payment. We will compute the interest at a rate We determine, but not less than the rate required by any applicable law. Payment of the Life Insurance Proceeds may also be affected by other provisions of this Policy. See the OTHER IMPORTANT PROVISIONS section, where We specify Our right to contest this Policy, the suicide exclusion, and what happens if either Insured's age or sex has been misstated on the application. Any additional exclusions or limitations are listed in the POLICY INFORMATION section.

Death Benefit. You have chosen in the application one of the two Tax Qualification Options available under the federal tax law; and one of the two Death Benefit Options. These selections are shown in the POLICY INFORMATION section. The Death Benefit Option may be changed by You, within limits; however the Tax Qualification Option may not be changed. The Death Benefit amount will be determined based on which options are in effect on the date of death of the Last Surviving Insured.

Under Death Benefit Option I, the Level Death Benefit Option, the Death Benefit is the greater of the Face Amount, or the Account Value on the Last Surviving Insured's date of death multiplied by the Minimum Death Benefit Factor at the time of that Insured's death (see Table Of Minimum Death Benefit Factors in the POLICY INFORMATION section). Under this Option, the amount of the Death Benefit is level, unless it is determined by such Death Benefit Factor.

Under Death Benefit Option II, the Variable Death Benefit Option, the Death Benefit is the greater of the Face Amount plus the Account Value on the Last Surviving Insured's date of death, or the Account Value on that Insured's date of death multiplied by the Minimum Death Benefit Factor at the time of that Insured's death (see Table Of Minimum Death Benefit Factors in the POLICY INFORMATION section). Under this Option, the amount of the Death Benefit is variable.


AUTOMATIC FACE AMOUNT INCREASE OPTION

Automatic Increase Option. An automatic increase in the Face Amount of this Policy will be effective on specified Policy Anniversaries, as shown in the Table Of Face Amounts in the POLICY INFORMATION section, subject to the following conditions:

o    You elected this option in the application for this Policy; and

o    this Policy is issued under Death Benefit Option I; and

o    the Death Benefit Option has never been changed to Death Benefit Option II;
     and

o    You have not refused any previous scheduled automatic increase; and

o the Face Amount of this Policy has not been increased other than by such scheduled automatic increases; and

o the Face Amount of this Policy has not been decreased as a result of Your request for a decrease, or as a result of a partial withdrawal.

If You want to stop the scheduled automatic increases, We must be given Written Notice at least 30 days before the effective date of the next increase. We will then cancel the next increase and all subsequent scheduled automatic increases and send You a revised Table Of Face Amounts.

CHANGING THE FACE AMOUNT OR THE DEATH BENEFIT OPTION

At any time after the first Policy Year while this Policy is in force, You may change the Death Benefit Option or the Face Amount by Written Notice to Us at Our Administrative Office. The Tax Qualification Option may not be changed. Any requested change is subject to Our approval and the following:

1. You may ask Us to increase the Face Amount if You provide evidence satisfactory to Us of the insurability of each surviving Insured. If the Face Amount is increased, then the cost of insurance rate for the amount of the increase will be based on the rate class of the each surviving Insured on the date of the increase, and each surviving Insured's sex and Attained Age. Any increase You ask for must be at least $10,000. If You increase the Face Amount, an additional ten year surrender charge will apply to that increase. We will also assess an additional monthly expense charge related to the Face Amount increase beginning on the effective date of the increase. We will not allow You to increase the Face Amount more than once during any Policy Year, nor will We allow You to increase the Face Amount after the older Insured, or the Last Surviving Insured, reaches Attained Age 90. Any requested increase in Face Amount will result in a recalculation of the Minimum Premium related to the No Lapse provision, and will cancel any future Face Amount increases under the Automatic Increase Option provision.

2. You may ask Us to decrease the Face Amount but not to less than the Minimum Face Amount shown in the POLICY INFORMATION section. Any such decrease in the Face Amount must be at least $5,000; however, during each of the second through fifth Policy Years, the Face Amount may not be decreased by more than 25% of the Initial Face Amount. If You decrease the Face Amount before the end of the tenth Policy Year, or before the end of the tenth Policy Year following an increase in the Face Amount, We will deduct from Your Account Value a pro rata share of the applicable surrender charge. Decreases will first be applied against the most recent increase in the Face Amount. They will then be applied to prior increases in the Face Amount in the reverse order in which such increases took place, and then to the Initial Face Amount. Any requested decrease in Face Amount will cancel any future Face Amount increases under the Automatic Increase Option provision.

3. You can change Your Death Benefit Option. We may require that You submit evidence, satisfactory to Us that each surviving Insured is insurable. If You ask Us to change from Death Benefit Option I to Death Benefit Option II, We will decrease the Face Amount by the amount in Your Account Value on the date the change takes effect. However, We will not allow such change if it would decrease the Face Amount below the Minimum Face Amount shown in the POLICY INFORMATION section. If You ask Us to change from Death Benefit Option II to Death Benefit Option I, We will increase the Face Amount by the amount in Your Account Value on the date the change takes effect. Such decreases and increases in the Face Amount are made so that the Death Benefit remains the same on the date the change takes effect. However, if Your Account Value multiplied by the applicable Minimum Death Benefit Factor exceeds the Face Amount on the date the Death Benefit Option change takes effect, there may be an increase in the Death Benefit. Any requested change to Death Benefit Option II will cancel any future Face Amount increases under the Automatic Increase Option provision.

4. Any change must be by Written Notice to Us at Our Administrative Office. We may also require You to return this Policy to Us to make a change. A copy of any additional application and the new POLICY INFORMATION section, that We will issue when the change is made, will become a part of this Policy.

5. Any change will take effect at the beginning of the Policy Month that coincides with or next follows the date We approve Your request.

6. We reserve the right to decline to make any change that We determine would cause this Policy to fail to qualify as life insurance as defined in the Code.

THE PREMIUMS YOU PAY

The Initial Premium shown in the POLICY INFORMATION section is due on or before delivery of this Policy. No insurance will take effect before the Initial Premium is paid. Other Premiums may be paid at Our Administrative Office at any time while this Policy is in force. If requested, We will give You a receipt signed by one of Our Officers.

We will send Premium notices to You for the Planned Periodic Premium which You have selected and which is shown in the POLICY INFORMATION section. You may skip Planned Periodic Premiums. However, this may adversely affect the duration of life insurance coverage and Your Policy's values. Even if the Planned Periodic Premium is paid as scheduled, it may not provide life insurance coverage throughout the lifetime of the Last Surviving Insured.

Limits. Each Premium after the Initial Premium must be at least $25.00. We will limit the amount of Premium paid to Us so that this Policy will continue to qualify as a life insurance contract as defined in the Code. In addition, We may require You to submit evidence, satisfactory to Us, that each surviving Insured is insurable before We will accept any Premium payment which would increase the Death Benefit to an extent greater than that Premium amount.

No Lapse. In general, this Policy will lapse on any Monthly Anniversary that the Net Cash Surrender Value is not sufficient to cover the monthly deduction due. However, this Policy will not lapse on any Monthly Anniversary during the No Lapse Period shown in the POLICY INFORMATION section if the total Premium paid to date, less any partial withdrawals, and less any Outstanding Loan, is at least equal to the Minimum Premium shown in the POLICY INFORMATION section multiplied by the number of months since the Policy Date. In order to comply with the definition of life insurance under the Code, We may not be able to accept the Minimum Premium following a requested decrease in the Face Amount. If We can no longer accept the Minimum Premium following a requested decrease in the Face Amount, the No Lapse feature will end. The No Lapse feature will not be reinstated if this Policy has ended without value.

Grace Period. If this Policy lapses, We will, within 30 days, send a written notice to You and any assignee on Our records, at the last known addresses, stating that a Grace Period of 61 days has begun, starting with the date of lapse. The notice will also state the amount of Premium which would increase the Net Cash Surrender Value sufficiently to cover total monthly deductions for 3 months, if no interest or investment performance were credited to or charged against the Account Value and no Policy changes were made. If We do not receive the requested Premium amount before the end of the Grace Period, this Policy will end without value and no Life Insurance Proceeds will be payable.

If We do receive the requested Premium amount before the end of the Grace Period, but the Net Cash Surrender Value is still insufficient to cover total monthly deductions, We will send a written notice that a new 61 day Grace Period has begun and request additional Premium.

If the Last Surviving Insured dies during a Grace Period, We will pay the Life Insurance Proceeds described in THE BENEFITS WE PAY section.

Reinstatement Of Your Policy. If this Policy has ended without value, You may reinstate it while either Insured is alive provided You do all of the following:

o Send a Written Notice for reinstatement of this Policy within 3 years from the end of the Grace Period.

o Provide Us satisfactory evidence of insurability for each Insured who was alive at the end of the Grace Period.

o Pay a Premium sufficient to cover (i) total monthly deductions for 3 months, calculated from the effective date of reinstatement; and (ii) the premium expense charge. We will determine the required Premium as if no interest or investment performance were credited to or charged against Your Account Value.

o Repay or reinstate any Outstanding Loan which existed on the date this Policy ended.

The effective date of the reinstatement of this Policy will be the beginning of the Policy Month which coincides with or next follows the date We approve Your request. We will start to make monthly deductions again as of this date.

We will deduct the premium expense charge from the required Premium. The monthly expense charges, the Account Value, any Outstanding Loan, and the surrender charges applicable at the time of reinstatement will be those that were in effect on the date this Policy lapsed.

YOUR ACCOUNT VALUE AND HOW IT WORKS

Premium. When We receive Your Premium, We subtract the premium expense charge shown in the POLICY INFORMATION section. We put the balance (the Net Premium) into Your Account Value as of the date We receive the Premium at Our Administrative Office, and before any deductions from Your Account Value as of the Policy Date, if it is later than the date of receipt. No Premium will be applied to Your Account Value until the full Initial Premium, as shown on Your application, is received at Our Administrative Office.

Monthly Deduction. On the Policy Date and each following Monthly Anniversary, We make a deduction from Your Account Value to cover the monthly expense charge shown in the POLICY INFORMATION section, and to provide life insurance coverage. Such deduction for any Policy Month is the sum of the following amounts, determined as of the beginning of that month:

o    the monthly expense charge; plus

o    the monthly cost of insurance charge; and plus

o    the monthly cost of any benefits provided by riders to this Policy.

The monthly expense charge is comprised of an acquisition charge and an administrative charge. The acquisition charge, which is assessed for the first five Policy Years, is to compensate Us for the expenses related to the acquisition and underwriting of Your Policy. Your Policy will also be assessed an additional acquisition charge for the first five years following each non-automatic Face Amount increase. The administrative charge, which is assessed for all Policy Years, is to compensate Us for the administrative expenses associated with the Policy and the Separate Account.

The monthly cost of insurance charge is the current monthly cost of insurance rate per $1,000, multiplied by the net amount at risk at the beginning of the Policy Month divided by $1,000. Any extra charge per $1,000 of Face Amount, shown in the POLICY INFORMATION section for either Insured, is included in the calculation of the current monthly cost of insurance rate per $1,000.

If the Death Benefit is equal to the Face Amount, or the Face Amount plus the Account Value, then the net amount at risk is equal to the Death Benefit divided by 1.0032737, minus the amount in Your Account Value at that time. However, if the Death Benefit is equal to the Account Value of this Policy multiplied by a factor from the Table Of Minimum Death Benefit Factors, then the net amount at risk is equal the Death Benefit minus the amount in Your Account Value at that time. The cost of insurance rate per $1,000 is based on the sex, Attained Age, rate class, and smoker or non-smoker status of the Insureds.

We will determine cost of insurance rates from time to time. Any change in the cost of insurance rates We use will be as described in the Changes In Policy Cost Factors provision. Such rates will never be more than those shown in the Table Of Guaranteed Maximum Cost Of Insurance Rates in the POLICY INFORMATION section.

Other Deductions. We may also make additional deductions from Your Account Value at the time of certain requested transactions.

o We deduct a surrender charge if, before the end of the tenth Policy Year, You give up this Policy for its Net Cash Surrender Value, You decrease the Face Amount, or if this Policy terminates without value at the end of a Grace Period. A surrender charge will also apply to such transactions for ten years immediately following a Face Amount increase, other than a scheduled automatic increase.

o We may deduct a surrender charge if You make a partial withdrawal from this Policy.

o    We may deduct an administrative charge for each partial withdrawal.

o    We may deduct an administrative charge for certain transfers.

Treatment Of Deductions. It is Our standard procedure to make all monthly deductions from Your unloaned value in the Guaranteed Account and from Your values in the Subaccounts based on the proportion that Your unloaned value in the Guaranteed Account and Your values in the Subaccounts bear to the total unloaned value in Your Account Value. You may by Written Notice to Our Administrative Office request that all monthly deductions be made only from Your unloaned value in the Guaranteed Account, or from specified Subaccounts. Such request will be subject to Our approval. If there is not sufficient value to cover a monthly deduction in the location(s) You have specified, then the standard procedure would apply.

YOUR INVESTMENT OPTIONS

Allocations. This Policy provides investment options for the amount in Your Account Value. Amounts put into Your Account Value are allocated to the Subaccounts and to the unloaned portion of the Guaranteed Account at Your direction. You specified Your Initial Premium allocation percentages in Your application for this Policy, a copy of which is attached to this Policy. Unless You change them, such allocation percentages will also apply to subsequent Premiums. However, any Net Premium received prior to the Allocation Date will initially be allocated to the money market Subaccount named in the POLICY INFORMATION section. On the Allocation Date, any such amounts will then be allocated in accordance with the directions contained in Your Policy application.

Premium allocation percentages must be zero or a whole number from 5% to 100%. The sum of the Premium allocation percentages must equal 100. You may change such allocation percentages by request to Our Administrative Office, in a form acceptable to Us. A change will take effect on the date We receive it at Our Administrative Office except for changes received on or prior to the Allocation Date which will take effect on the first business day following the Allocation Date.

Transfers. At Your request to Our Administrative Office, in a form acceptable to Us, We will transfer amounts from Your unloaned value in the Guaranteed Account to one or more Subaccounts, or from Your value in any Subaccount to one or more other Subaccounts or to the Guaranteed Account, subject to the limitations noted below.

The minimum amount that We will transfer is the lesser of the minimum transfer amount shown in the POLICY INFORMATION section, or the total amount You have in that Subaccount, or the total unloaned value of the Guaranteed Account on that date.

The maximum amount We will transfer from Your unloaned value in the Guaranteed Account during any Policy Year is 25% of the value in that account on the most recent Policy Anniversary reduced by all partial withdrawals and transfers You made from that account during the current Policy Year.

You may make up to 12 transfers each Policy Year free of charge. For each additional transfer, We reserve the right to make a transfer charge up to the amount shown in the POLICY INFORMATION section. All transfers made on a single day will be counted as just one transfer in determining whether a charge will apply. Any transfer on the Allocation Date will not be counted as a transfer in determining future charges. The transfer charge, if any, is deducted from the total amount transferred prior to the balance being reallocated according to Your request.

Transfers will take effect on the date We receive Your transfer request, subject to the New York Stock Exchange being open for trading. We may, however, defer transfers under the same conditions as described in the How, When And What We May Defer provision.

YOUR ACCOUNT VALUE

The amount in Your Account Value at any time is equal to the sum of the amounts You then have in the Subaccounts under this Policy, and in the Guaranteed Account.

Value In The Subaccounts. The amount You have in a Subaccount under this Policy at any time is equal to the number of units this Policy then has in that Subaccount multiplied by the Subaccount's unit value at that time. A Policy transaction occurs when units of a Subaccount are either purchased or redeemed. Amounts allocated, transferred or added to a Subaccount are used to purchase units of that Subaccount; units are redeemed when amounts are deducted, loaned, transferred, withdrawn or surrendered.

The number of units this Policy has in a Subaccount at any time is equal to the number of units purchased minus the number of units redeemed in that Subaccount to that time. The number of units purchased or redeemed in a Policy transaction is equal to the dollar amount of the Policy transaction divided by the
Subaccount's unit value on the date of the Policy transaction. Policy transactions may be made on any day. The unit value that applies to a Policy transaction made on a Valuation Date will be the unit value for that day. The unit value that applies to a Policy transaction made on a day other than a Valuation Date will be the unit value for the next Valuation Date.

We determine unit values for the Subaccounts at the end of each Valuation Date. The unit value of a Subaccount on any Valuation Date is equal to the unit value for that Subaccount on the immediately preceding Valuation Date multiplied by the net investment factor for that Subaccount on that Valuation Date.

The net investment factor for a Subaccount on any Valuation Date is (a) divided by (b), minus (c), where:

(a) is the net asset value of the shares in designated investment companies that belong to the Subaccount at the close of business on such Valuation Date before any Policy transactions are made on that day, plus the amount of any dividend or capital gain distribution paid by the investment companies on that day;

(b) is the value of the assets in that Subaccount at the close of business on the immediately preceding Valuation Date after all transactions were made for that day; and

(c) is a daily charge, for each day in the Valuation Period which includes such Valuation Date, not exceeding .00248%, which is equivalent to a charge of .90% annually, for mortality and expense risks.

The net asset value of an investment company's shares held in each Subaccount will be the value reported to Us by that investment company.

Value In The Guaranteed Account. The amount You have in the Guaranteed Account at any time is equal to the amounts allocated and transferred to it, plus the interest credited to it, minus amounts deducted, transferred, withdrawn or surrendered from it.

We will credit the Guaranteed Account with interest rates We determine. Any change in the interest rate We credit to the unloaned amount in the Guaranteed Account will be as described in the Changes In Policy Cost Factors provision. The loaned amount in the Guaranteed Account will be credited with an interest rate of not less than the Policy Loan interest rate minus 2%. The interest rate applied to either the loaned or unloaned amount in the Guaranteed Account will not be less than 4% per year, compounded annually.

At the end of each Policy Month We will credit interest on unloaned amounts in the Guaranteed Account as follows:

o on amounts that remain in the Guaranteed Account for the entire Policy Month, from the beginning to the end of the Policy Month;

o on amounts allocated to the Guaranteed Account during a Policy Month that are Net Premium payments, or Outstanding Loan payments, from the date We receive them to the end of the Policy Month;

o on amounts transferred to the Guaranteed Account during a Policy Month, from the date of the transfer to the end of the Policy Month;

o on amounts deducted or withdrawn from the Guaranteed Account during a Policy Month, from the beginning of the Policy Month, or the date such amount is allocated or transferred to the Guaranteed Account, if later, to the date of the deduction or partial withdrawal.


THE CASH SURRENDER VALUE OF THIS POLICY

Cash Surrender Value. The Cash Surrender Value on any date is equal to the amount in Your Account Value on that date minus any surrender charge.

Net Cash Surrender Value. The Net Cash Surrender Value is equal to the Cash Surrender Value minus any Outstanding Loan. You may give up this Policy for its Net Cash Surrender Value at any time while this Policy is in force. You may do this by sending a Written Notice for it and this Policy to Our Administrative Office. We will compute the Net Cash Surrender Value as of the date We receive Your request for it and this Policy at Our Administrative Office. All life insurance coverage under this Policy will end on such date.

Surrender Charges. If You give up this Policy for its Net Cash Surrender Value or if it ends without value at the end of a Grace Period before the end of the tenth Policy Year, We will subtract a surrender charge from Your Account Value. A table of maximum surrender charges is shown in the POLICY INFORMATION section.

An increase in the Face Amount will result in an additional ten year surrender charge applicable to the amount of the increase. The additional surrender charge period will begin on the effective date of the increase.

If You request a decrease in the Face Amount before the end of the tenth Policy Year, or within ten years immediately following a Face Amount increase, We will also deduct a pro rata share of any applicable surrender charge from Your Account Value. Decreases in Face Amount will first be applied against the most recent increase in the Face Amount. They will then be applied to prior increases in the Face Amount in the reverse order in which such increases took place, and then to the Initial Face Amount.

The amount of any pro rata surrender charge is (a) divided by (b), and multiplied by (c), where:

a)   is the amount of the decrease in the Face Amount,

b)   is the Face Amount immediately prior to the decrease, and

c) is the total surrender charge applicable to this Policy immediately prior to the decrease.

If there is an increase or decrease in the surrender charge shown in the POLICY INFORMATION section, We will send You a new table showing the revised surrender charges. We have filed a detailed statement of the method of computing surrender charges with the insurance supervisory official of the jurisdiction in which this Policy is delivered.

Partial Withdrawal. At any time after the first Policy Year, You may ask for a partial withdrawal by Written Notice to Our Administrative Office. Your request will be subject to Our approval based on Our rules in effect when We receive Your request, and to the partial withdrawal limits shown in the POLICY INFORMATION section. A partial withdrawal will result in a decrease in the Cash Surrender Value, in Your Account Value, and in Your Death Benefit. If Death Benefit Option I is in effect, the partial withdrawal will also result in a decrease in the Face Amount equal to the partial withdrawal amount. However, We will not allow such partial withdrawal if it would decrease the Face Amount to less than the Minimum Face Amount shown in the POLICY INFORMATION section. Any decrease in Face Amount will be applied in reverse order to reduce any increases in Face Amount, and then to reduce the Initial Face Amount.

The partial withdrawal amount deducted from the Account Value is equal to the amount requested, plus any applicable administrative charge shown in the POLICY INFORMATION section, and plus any applicable surrender charge. The surrender charge for a partial withdrawal is equal to the amount of the partial withdrawal, plus any administrative charge for the partial withdrawal, divided by the Net Cash Surrender Value immediately prior to the partial withdrawal, and then multiplied by the surrender charge which would apply to a full surrender at that time.

You may tell Us how much of each partial withdrawal is to come from Your unloaned value in the Guaranteed Account and from Your values in each of the Subaccounts. The maximum amount that may be withdrawn from Your unloaned value in the Guaranteed Account during any Policy Year is 25% of the value in that account on the most recent Policy Anniversary reduced by all partial withdrawals and transfers You made from that account during the current Policy Year. If You do not specify, the partial withdrawal will be deducted from Your Account Value based on the proportion that Your unloaned value in the Guaranteed Account and Your values in each of the Subaccounts bear to the total unloaned value in Your Account Value.

Such partial withdrawal and resulting decrease in the Death Benefit, in the Cash Surrender Value and in Your Account Value will take effect on the date We receive Your Written Notice for it at Our Administrative Office. We will generally pay a partial withdrawal within seven days. We will send You the applicable new page for the POLICY INFORMATION section if a partial withdrawal results in a decrease in the Face Amount. It will become a part of this Policy. We may require You to return this Policy to Our Administrative Office to make a change.

HOW A LOAN CAN BE MADE

Policy Loans. You may request a Policy Loan by Written Notice to Our Administrative Office. During the first Policy Year, You can obtain a Policy Loan if the resulting Outstanding Loan does not exceed 50% of the Cash Surrender Value on the date of the loan request. After the first Policy Year, You can obtain a loan on this Policy up to the amount of the Loan Value. The initial loan and any additional loan must be for at least the minimum loan amount shown in the POLICY INFORMATION section.

The Account Value of this Policy is the only security for a loan. Any amount on loan is maintained within the Guaranteed Account. We refer to this as the loaned portion of the Guaranteed Account. When a Policy Loan is requested, You may tell Us how much of the requested loan is to be transferred from Your unloaned value in the Guaranteed Account and from Your value in each Subaccount. If You do not tell Us, We will allocate the loan based on the proportion that Your unloaned value in the Guaranteed Account and Your values in each of the Subaccounts bear to the total unloaned value in Your Account Value. If some or all of the loan is allocated to a Subaccount, We will redeem units of that Subaccount sufficient in value to cover such amount and transfer that amount to the loaned portion of the Guaranteed Account. If some or all of the loan is allocated to the Guaranteed Account, We will transfer that amount from the unloaned value in the Guaranteed Account to the loaned portion of the Guaranteed Account. Such transfers will be made as of the date We receive Your request. We do not make a charge for these transfers and they are not counted toward any future transfer charges.

Loan Value. After the first Policy Year, the Loan Value is the Net Cash Surrender Value on the date of the request, less interest on the amount of the loan to the end of the Policy Year, and less the amount We calculate as the value of the remaining monthly deductions to the end of the Policy Year. The amount of the loan may not be more than the Loan Value. If You request an increase to an existing loan, the amount requested will be added to the Outstanding Loan.

Loan Interest. Interest on a loan accrues daily at an interest rate not greater than the Policy Loan interest rate shown in POLICY INFORMATION section. Loan interest is due on each Policy Anniversary. If the interest is not paid when due, it will be added to the Policy Loan and will bear interest at the loan interest rate. The unpaid interest will be allocated based on the proportion that Your unloaned value in the Guaranteed Account and Your values in each of the Subaccounts bear to the total unloaned value in Your Account Value.

Loan Repayment. You may repay all or part of an Outstanding Loan at any time while this Policy is in force. However, since We normally treat all payments as a payment of Premium, if You wish all or any portion of a payment to be applied as an Outstanding Loan payment, You must include a Written Notice to this effect. An Outstanding Loan payment will be allocated on the basis of the Premium allocation percentages then in effect, and will reduce the loaned portion of the Guaranteed Account.

Failure to repay an Outstanding Loan will not cause this Policy to lapse unless, on a Monthly Anniversary, the Net Cash Surrender Value is less than the total monthly deduction then due, and the No Lapse feature is not in effect. In that case, this Policy will lapse and the Grace Period provision will apply.

A Policy Loan will have a permanent effect on Your Benefits under this Policy even if it is repaid. Depending on the investment results of the Subaccounts and the interest rates credited to the Guaranteed Account while a Policy Loan is outstanding, such effect could be favorable or unfavorable.

THE SEPARATE ACCOUNT

The Separate Account is named in the DEFINITIONS section. We established the Separate Account and Subaccounts pursuant to the Delaware Insurance Code and the rules promulgated thereunder. We own the assets in the Separate Account and in each Subaccount. The Separate Account and each Subaccount, however, are separate from Our general account and from any other separate account and subaccount We may maintain or establish at any time. Income, and realized and unrealized gains and losses from assets allocated to each Subaccount of the Separate Account are credited to or charged against such Subaccount without regard to other income, gains or losses of any of Our other business. Assets equal to the reserves and other liabilities of a Subaccount and of the Separate Account will not be charged with liabilities from any other business We conduct. In the event the assets of any Subaccount are in excess of its required reserves and other liabilities, We may transfer such excess to another separate account or to Our general account.

Subaccounts. Our Separate Account consists of Subaccounts. Each Subaccount invests its assets in shares of a designated investment company or companies. The Subaccounts that You chose for the allocation of Your Initial Premium are shown on the application for this Policy, a copy of which is attached to this Policy. We may from time to time make other Subaccounts available to You. We will provide You with written notice of all material details including investment objectives and all charges.

We have reserved certain rights regarding the Separate Account. We will exercise these rights only in compliance with all applicable regulatory requirements. We have the right to:

o    Change, add or delete designated investment companies.

o    Add or remove Subaccounts.

o Withdraw assets of the class of policies to which this Policy belongs from a Subaccount and put them into another Subaccount.

o    Combine any two or more Subaccounts.

o Register other separate accounts, or deregister the Separate Account with the Securities and Exchange Commission.

o Run the Separate Account under the direction of a committee, and discharge such committee at any time.

o Restrict or eliminate any voting rights of Policy Owners, or other persons who have voting rights as to the Separate Account.

o Operate the Separate Account or one or more of the Subaccounts by making direct investments, or in any other form. If We do so, We may invest the assets of the Separate Account or one or more of the Subaccounts in any investments that are legal, as determined by Our own or outside counsel.

o We will not change any investment policy of a Subaccount or Our Separate Account unless approved by the Commissioner of Insurance of the State of Delaware or deemed approved in accordance with such law or regulation. If so required, the process for getting such approval is on file with the insurance supervisory official of the jurisdiction in which this Policy is delivered.

If any of these changes result in a material change in the underlying investments of a Subaccount, We will notify You of such change, as required by law. If You have value in that Subaccount, You may send a Written Notice to transfer it (without charge) from that Subaccount to another Subaccount or to the Guaranteed Account, and You may then change Your Premium allocation percentages.


OUR ANNUAL REPORT TO YOU

For each Policy Year We will send You a report for this Policy that shows the current Death Benefit, the value You have in the Guaranteed Account and the value You have in each Subaccount of Our Separate Account, the Cash Surrender Value and any Outstanding Loan with the current loan interest rate. It will also show the Premiums paid and any other information as may be required by the insurance supervisory official of the jurisdiction in which this Policy is delivered.

HOW BENEFITS ARE PAID

The Life Insurance Proceeds, or the payment amount of any partial withdrawal or the full surrender of Your Account Value will be paid immediately in one sum. Or, You can choose another form of payment for all or part of such amount. If You send Us a Written Notice, We will inform You of all other forms of payment including annuities, with or without life contingencies. Interest on any other form of payment will be at an annual rate of interest that We decide, but not less than the rate required by the law of the state in which this Policy is delivered. If You do not arrange for a specific choice before the Last Surviving Insured dies, the Beneficiary will have this right when the Last Surviving Insured dies. If You do make an arrangement, however, the Beneficiary cannot change it after the Last Surviving Insured dies.


OTHER IMPORTANT INFORMATION

Your Contract With Us. This Policy is issued in consideration of the initial application and the payment of the Initial Premium shown in the POLICY INFORMATION section.

This Policy, and the attached copy of the initial application and all subsequent applications to change this Policy, any Riders or Endorsements added to this Policy, and all additional POLICY INFORMATION sections added to this Policy, make up the entire contract. The rights conferred by this Policy are in addition to those provided by applicable Federal and State laws and regulations.

Only Our President or one of Our Vice-Presidents can modify this contract or waive any of Our rights or requirements under it. The person making these changes must put them in writing and sign them.

Policy Changes - Applicable Tax Law. For You and the Beneficiary to receive the tax treatment accorded to life insurance under Federal law, this Policy must qualify initially and continue to qualify as a life insurance contract under the Code, or any successor law or regulation. Therefore, in Our best effort to assure this qualification for You, We have reserved earlier in this Policy the right to decline to accept Premium, in whole or in part, to decline to change the Death Benefit Option, to decline to change the Face Amount, or to decline to make partial withdrawals that would cause this Policy to fail to qualify as life insurance as defined in the Code. Further, We reserve the right to make changes in this Policy or its riders (for example, in the Table Of Minimum Death Benefit Factors) or to require additional Premium or to make distributions from this Policy to the extent We deem it necessary to continue to qualify this Policy as life insurance. Any such changes will apply uniformly to all policies that are affected. You will be given advance written notice of such changes.

Changes In Policy Cost Factors. Changes in policy cost factors (interest rates We credit, cost of insurance rates and expense charges) will be by class and based upon changes in future expectations for such elements as: investment earnings, mortality, persistency, expenses and taxes. Any change in policy cost factors will be determined in accordance with procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which this Policy is delivered.

When This Policy Is Incontestable. We have the right to contest the validity of this Policy based on material misstatements made in the initial application for this Policy. We also have the right to contest the validity of any policy change or reinstatement based on material misstatements made in any application for such change or reinstatement. However, We will not contest the validity of this Policy after it has been in effect during the lifetime of both Insureds for two years from the Issue Date shown in the POLICY INFORMATION section. We will not contest any policy change that requires evidence of insurability, or any reinstatement of this Policy, after the change or reinstatement has been in effect for two years during the lifetime of both Insureds.

No statement will be used to contest a claim unless such statement is contained in an application.

All statements made in an application are representations and not warranties.

See any additional benefit riders for modifications of this provision that apply to them.

What If Age Or Sex Has Been Misstated? If either Insured's age or sex has been misstated on any application, the Death Benefit and any benefits provided by riders to this Policy will be those which would be purchased by the most recent monthly deduction for the cost of insurance, and the cost of any benefits provided by riders, at the correct Age and sex for each Insured.

How The Suicide Exclusion Affects Benefits. If either Insured commits suicide (while sane or insane) within two years after the Issue Date shown in the POLICY INFORMATION section, this Policy will end on the date of such death, and Our liability will be limited to the payment of a single sum. This sum will be equal to the Premiums paid, minus any Outstanding Loan, and minus any partial withdrawal, and minus the cost of any riders attached to this Policy. If either Insured commits suicide (while sane or insane) more than two years after the Issue Date, but within two years after the effective date of a change that You asked for that increases the Face Amount (other than a scheduled automatic increase), the insurance provided by such increase in Face Amount will end on the date of death, and Our liability as to the increase in Face Amount will be limited to the payment of a single sum equal to the monthly cost of insurance charges made for such increase plus the expense charge deducted for such increase.

How We Measure Policy Periods And Anniversaries. We measure Policy Years, Policy Months, and Policy Anniversaries from the Policy Date. Each Policy Month begins on the same day as the Policy Date for each succeeding month, except that, for any month not having such a day, it is the last day of that month.

How, When And What We May Defer. We may not be able to obtain the value of the assets of the Subaccounts if: (1) the New York Stock Exchange is closed; or (2) the Securities and Exchange Commission requires trading to be restricted or declares an emergency. During such times, as to amounts allocated to the Subaccounts, We may defer:

o    determination and payment of a surrender or any partial withdrawals;

o    determination  and  payment  of any  Death  Benefit  in  excess of the Face
     Amount;

o    payments of loans; o determination  of the unit values of the  Subaccounts;
     and

o    any requested transfer or the transfer on the Allocation Date.

As to amounts allocated to the Guaranteed Account, We may defer payment of any partial withdrawal, surrender, or Policy Loan for up to six months after We receive a request for it. We will allow interest, at a rate of at least 4% a year, on any Net Cash Surrender Value payment derived from the Guaranteed Account that We defer for 30 days or more.

We will not defer a Policy Loan if it is to be used to pay premiums on policies with Us.

The Basis We Use For Computation. We provide Cash Surrender Values that are at least equal to those required by law in the jurisdiction in which this Policy is delivered. If required to do so, We have filed with the insurance supervisory official of that jurisdiction a detailed statement of Our method of computing such values. We compute reserves under this Policy by the Commissioners' Reserve Valuation Method.

We base minimum Cash Surrender Values and reserves on the Commissioners' 1980 Standard Ordinary Male or Female, Smoker or Non-Smoker, Mortality Tables, Age Nearest Birthday. We also use these tables as the basis for determining maximum cost of insurance rates, taking account of sex, Attained Age, rate class and smoker or non-smoker status of each Insured. We use an effective annual interest rate of 4% to determine minimum Cash Surrender Values.

Policy Changes. You may add additional benefit riders or make other changes, subject to Our rules at the time of change.

Policy Split Option. You may elect to surrender this Policy in exchange for separate individual permanent life insurance policies on the life of each Insured if: (1) the Insured's were married on the Policy Date and a final annulment or divorce decree dissolving the Insureds' marriage has been issued, or (2) if a change to the Federal Estate Tax Law has occurred which results in either:

o the repeal of the unlimited marital deduction provided by the Internal Revenue Code of 1986, as amended; or

o a change to the Internal Revenue Code of 1986, as amended, which reduces the maximum Federal Estate Tax rate to 25% or less;

To elect this policy split option, We must receive Your Written Notice not earlier than 180 days, or later than 360 days, after the date a decree of annulment or divorce becomes final, including a copy of the final decree, or within 180 days of the date of a change in the Federal Estate Tax Law. We will require evidence satisfactory to Us of the insurability of both Insureds and We will also require evidence satisfactory to Us that the owner of each new policy has an insurable interest in the Insured on the date of the exchange. We will also require that any Outstanding Loan be repaid on the date of the exchange.

The date of the exchange will be the Policy Anniversary on or next following Our receipt of Your Written Notice of election, accompanied by the initial premium due on each of the new policies and any fee We charge to process the exchange. The fee to process the exchange will not exceed $500.00.

Exchanged Policies. The new policies resulting from the exercise of this option will have these features:

o    The new policies will be subject to any assignment against this Policy.

o Policy years and anniversaries for the new policies will be measured from the date from which policy years and anniversaries for this Policy are measured.

o The new policies will be life insurance policies that We are offering for this purpose as of the date of exchange and which use the same Death Benefit Qualification Method as that used for this Policy.

o The risk classification for each Insured under the new policies will be that risk classification for each Insured determined at the time of the exchange.

o The face amount of each new policy may not exceed one half of the face amount of this Policy.


o No more than one half of the Cash Surrender Value of this Policy will be transferred to each new policy.


o If the Insured's are Joint Owners of this Policy on the date of the exchange, each Insured will be the Owner of the new policy on his/her life; otherwise the Owner(s) of this Policy will be the Owner(s) of each new policy subject to the insurable interest requirements noted above.

o The effective date of the new policies will be the Policy Date of this Policy.


o If the reserve of this Policy exceeds the sum of the reserves of the new policies, and the Cash Surrender Value of this Policy exceeds the sum of the Cash Surrender Values of the new policies, We will pay You whichever excess is smaller.

o If the sum of the reserves of the new policies exceeds the reserve of this Policy, or the sum of the Cash Surrender Values of the new policies exceeds the Cash Surrender Value of this Policy, You must pay Us whichever excess is greater.


o Riders may be attached to the new policies only with Our consent and will be based on the age of each Insured at the time of issue of this Policy as well as the number of years this Policy has been in force.

Right To Exchange. While this Policy is in force, and subject to the time limits noted below, You may, by Written Notice to Us, request to exchange the original life insurance coverage provided under this Policy for fixed benefit life insurance coverage on the lives of the Insureds, without evidence of insurability. This exchange may be made:

o    within 24 months after the Issue Date; or

o within 24 months after an increase in the Face Amount of this Policy, other than a scheduled automatic increase, and other than an increase due to a Death Benefit Option change; or

o within 60 days of the effective date of a material change in the investment policy of a Subaccount, or within 60 days of the notification of such change, if later. In the event of such a change, We will notify You and give You information on the options available.

When an exchange is requested, We accomplish it by transferring all the amounts in the Subaccounts under this Policy to the Guaranteed Account. There is no charge for this transfer. Once this Right To Exchange is exercised, the entire amount of Your Account Value must be left in the Guaranteed Account for the remaining life of this Policy. The Face Amount in effect at the time of the exchange will remain unchanged. The Owner and Beneficiary will remain the same as were recorded immediately before the exchange. The Policy Date, Issue Date and Age of each surviving Insured will remain unchanged.

                                    AIGLIFE
                           AIG Life Insurance Company
                                 600 King Street
                           Wilmington, Delaware 19801

POLICY INFORMATION


                           AIG LIFE INSURANCE COMPANY
                      600 KING STREET, WILMINGTON, DE 19801
                            TELEPHONE (302) 594-2000



                         SCHEDULE OF BENEFITS & PREMIUMS

         Initial Premium -        [$2,361.00]              [$2,361.00] -        Planned [Annual] Premium
     Minimum Face Amount -        [$200,000]                  [$88.00] -        Minimum Premium
    Death Benefit Option -        [Option I]                 [5] Years -        No Lapse Period
Tax Qualification Option -        [Guideline Premium/            [1st] -        Monthly Processing Date
                                         Cash Value Corridor
                                         Test]



                   MORTALITY TABLE & GUARANTEED INTEREST RATES

                 Mortality Table- 1980 Commissioners' Standard Ordinary
                                  Mortality Table, Male or Female,
                                  Nonsmoker or Smoker, Age Nearest Birthday
Guaranteed Account Interest Rate- 0.01075% Compounded Daily, Which Is
                                  Equivalent To An Effective Annual Rate of 4.0%
       Policy Loan Interest Rate- 8% Per Year, Compounded Annually, Payable In
                                  Arrears



                             MAXIMUM EXPENSE CHARGES

Premium Expense Charge  -  8.0% of each premium
Monthly Expense Charge  -  $53.80 + $.03 / 1,000 during Policy Years 1 through 5
                        -  $15.00 + $.03 / 1,000 during Policy Years 6 and later


This Policy provides life insurance coverage payable at the second death of the two Insureds if sufficient premiums are paid. Premium payments in addition to the Planned Periodic Premium may be needed to keep this Policy in force.



                                   POLICY DATA

       Policy Number  -  1,234,567         July 1, 1999  -        Policy Date
           Insured 1  -  John Doe               35/Male  -        Age/Sex
                                     Standard Nonsmoker  -        Rate Class
           Insured 2  -  Jane Doe             35/Female  -        Age/Sex
                                     Standard Nonsmoker  -        Rate Class
 Initial Face Amount  -  $200,000          July 1, 1999  -        Issue Date
   Premium Frequency  -  Annual

                       TABLE OF MAXIMUM SURRENDER CHARGES

------------------------------------- ----------------------------------

            POLICY YEAR                       SURRENDER CHARGE
------------------------------------- ----------------------------------

                1                               [$2,654.00
                2                                $2,388.60
                3                                $2,123.20
                4                                $1,857.80
                5                                $1,592.40
                6                                $1,327.00
                7                                $1,061.60
                8                                  $796.20
                9                                  $530.80
               10                                  $265.40
               11 and Beyond                         $0.00]

------------------------------------- ----------------------------------


                            PARTIAL WITHDRAWAL LIMITS

         The amount of each partial withdrawal must be at least [$250.00].

         Not more than [4] partial withdrawals may be made in any Policy Year.

         We reserve the right to deduct an administrative charge of up to [$25.00] for each partial withdrawal. There may also be a surrender charge for any partial withdrawal as described in the Partial Withdrawal provision.


                               POLICY LOAN LIMITS

         The amount of each Policy Loan must be at least [$500.00].


                                 TRANSFER LIMITS

         The amount of each transfer must be at least [$250.00].
         A [$25.00] fee will be accessed for each transfer in excess of the [12] transfers allowed free per Policy Year.

                             MONEY MARKET SUBACCOUNT

         Any Net Premium received prior to the Allocation Date will be allocated to the [Cash Management Subaccount] until the end of the Right To Examine and Cancel This Policy period.

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

------------------ ---------------------- ---------------- ---------------------
     POLICY              MONTHLY RATE         POLICY             MONTHLY RATE
      YEAR                PER $1,000           YEAR               PER $1,000
------------------ ---------------------- ---------------- ---------------------

       1                    0.00021             34                 0.66492
       2                    0.00067             35                 0.77835
       3                    0.00121             36                 0.91240
       4                    0.00186             37                 1.08192
       5                    0.00266             38                 1.26981
       6                    0.00360             39                 1.50994
       7                    0.00476             40                 1.79853
       8                    0.00613             41                 2.13509
       9                    0.00775             42                 2.52034
       10                   0.00962             43                 2.95311
       11                   0.01184             44                 3.43292
       12                   0.01443             45                 3.96928
       13                   0.01748             46                 4.57967
       14                   0.02104             47                 5.28097
       15                   0.02522             48                 6.09291
       16                   0.03014             49                 7.03013
       17                   0.03602             50                 8.07993
       18                   0.04311             51                 9.23437
       19                   0.05167             52                10.47303
       20                   0.06184             53                11.79230
       21                   0.07386             54                13.17161
       22                   0.08791             55                14.62345
       23                   0.10399             56                16.14868
       24                   0.12222             57                17.77017
       25                   0.14354             58                19.53103
       26                   0.16880             59                21.50762
       27                   0.19886             60                23.92732
       28                   0.23566             61                27.23936
       29                   0.28112             62                32.36967
       30                   0.33660             63                41.22764
       31                   0.40218             64                57.81227
       32                   0.47863        65 AND BEYOND          83.33333
       33                   0.56607


------------------ ---------------------- ---------------- ---------------------

                     TABLE OF MINIMUM DEATH BENEFIT FACTORS




-----------------------------------------------------------------------------
POLICY      MINIMUM DEATH        POLICY              MINIMUM DEATH

YEAR        BENEFIT FACTOR       YEAR              BENEFIT FACTOR
-----------------------------------------------------------------------------


    1          2.50                34                    1.16
    2          2.50                35                    1.15
    3          2.50                36                    1.13
    4          2.50                37                    1.11
    5          2.50                38                    1.09
    6          2.43                39                    1.07
    7          2.36                40                    1.05
    8          2.29                41                    1.05
    9          2.22                42                    1.05
   10          2.15                43                    1.05
   11          2.09                44                    1.05
   12          2.03                45                    1.05
   13          1.97                46                    1.05
   14          1.91                47                    1.05
   15          1.85                48                    1.05
   16          1.78                49                    1.05
   17          1.71                50                    1.05
   18          1.64                51                    1.05
   19          1.57                52                    1.05
   20          1.50                53                    1.05
   21          1.46                54                    1.05
   22          1.42                55                    1.05
   23          1.38                56                    1.04
   24          1.34                57                    1.03
   25          1.30                58                    1.02
   26          1.28                59                    1.01
   27          1.26                60                    1.01
   28          1.24                61                    1.01
   29          1.22                62                    1.01
   30          1.20                63                    1.01
   31          1.19                64                    1.01
   32          1.18                65                    1.01
   33          1.17               66 AND BEYOND          1.01
-----------------------------------------------------------------------------

                   SCHEDULE OF COVERAGES, BENEFITS AND RIDERS

--------- ----------- --------- ---------------- ---------- ------------------
AMOUNT OF    TYPE OF   EFFECTIVE  PAYMENT       EXPIRATION       MONTHLY
INSURANCE    COVERAGE   DATE       PERIOD (YRS)    DATE            COST
--------- ----------- --------- ---------------- ---------- ------------------
--------- ----------- --------- ---------------- ---------- ------------------



                              TABLE OF FACE AMOUNTS

--------------------------- ---------------------- ----------------------------
 EFFECTIVE ON THE POLICY
  ANNIVERSARY FOLLOWING      AUTOMATIC INCREASE
       POLICY YEAR             IN FACE AMOUNT            NEW FACE AMOUNT
--------------------------- ---------------------- ----------------------------
--------------------------- ---------------------- ----------------------------

          1                       [$ 0]                 [$200,000]
          2                       [$ 0]                 [$200,000]
          3                       [$ 0]                 [$200,000]
          4                       [$ 0]                 [$200,000]
          5                     [$20,000]               [$220,000]
          6                     [$20,000]               [$240,000]
          7                     [$20,000]               [$260,000]
          8                     [$20,000]               [$280,000]
          9                     [$20,000]               [$300,000]
  10 AND THEREAFTER               [$ 0]                 [$300,000]

------------------------- ------------------------ ----------------------------